Exhibit 99.1

Connection (CNXN) Reports Fourth Quarter and Record Full Year 2022 Results

MERRIMACK, N.H.--(BUSINESS WIRE)--February 9, 2023--Connection (PC Connection, Inc.; NASDAQ: CNXN):

FOURTH QUARTER SUMMARY:	FULL YEAR SUMMARY:

Net sales: $732.5 million, down 8.5% y/y Gross profit: $124.3 million, down 2.1% y/y Net income: $18.8 million, down 15.9% y/y Diluted EPS: $0.71, down 16.2% y/y	Net sales: $3.1 billion, up 8.0% y/y Gross profit: $526.2 million, up 13.3% y/y Net income: $89.2 million, up 27.6% y/y Diluted EPS: $3.37, up 27.2% y/y

Connection (PC Connection, Inc.; NASDAQ: CNXN), a leading information technology solutions provider to business, government, healthcare and education markets, today announced results for the fourth quarter and year ended December 31, 2022. The company also announced that its board of directors has declared a quarterly dividend of $0.08 per share on the company’s common stock, which will be payable on March 10, 2023, to shareholders of record as of February 21, 2023.

“We achieved record full-year results in 2022 despite Q4 headwinds. We are excited about the progress we made in 2022 and are confident our business strategy remains well aligned to the shifting dynamics of how our customers deploy, utilize, and consume technology,” said Timothy McGrath, President and Chief Executive Officer of Connection.

Net sales for the quarter ended December 31, 2022 decreased by 8.5%, year over year. Gross profit decreased 2.1% while gross margin expanded 110 basis points to 17.0%, compared to the prior year quarter. Net income for the quarter ended December 31, 2022 decreased by 15.9% to $18.8 million, or $0.71 per diluted share, compared to net income of $22.4 million, or $0.85 per diluted share, for the prior year quarter.

Net sales for the year ended December 31, 2022 increased by 8.0%, year over year. Gross profit increased 13.3% while gross margin expanded 78 basis points to 16.8%, compared to the year ended December 31, 2021. Net income for the year ended December 31, 2022 increased by 27.6% to $89.2 million, or $3.37 per diluted share, compared to net income of $69.9 million, or $2.65 per diluted share for the year ended December 31, 2021.

Earnings before interest, taxes, depreciation and amortization, adjusted for stock-based compensation expense and restructuring and other charges (“Adjusted EBITDA”) increased 23% to $139.3 million for the year ended December 31, 2022, compared to $113.0 million for the year ended December 31, 2021. 1

Quarterly Performance by Segment:

  Net sales for the Business Solutions segment decreased by 7.5% to $280.7 million in the fourth quarter of 2022, compared to $303.5 million in the prior year quarter. Gross profit increased by 3.6% to $60.0 million in the fourth quarter of 2022, compared to $58.0 million in the prior year quarter. Gross margin increased by 229 basis points to 21.4% primarily due to an increase in sales of datacenter products including software, networking and servers during the fourth quarter of 2022.
  Net sales for the Public Sector Solutions segment decreased by 9.4% to $117.3 million in the fourth quarter of 2022, compared to $129.4 million in the prior year quarter. Sales to the federal government increased by 46.0%, compared to the prior year quarter, while sales to the state and local governments and educational institutions decreased by 23.2%. Gross profit decreased by 8.8% to $17.0 million in the fourth quarter of 2022, compared to $18.6 million in the prior year quarter. Gross margin increased by 10 basis points to 14.5%.
  Net sales for the Enterprise Solutions segment decreased by 8.9% to $334.5 million in the fourth quarter of 2022, compared to $367.3 million in the prior year quarter. Gross profit decreased by 6.2% to $47.3 million in the fourth quarter of 2022, compared to $50.5 million in the prior year quarter. Gross margin increased by 41 basis points to 14.1% primarily due to an increase in sales of servers and services during the fourth quarter of 2022.

Quarterly Highlights

  Continued growth in certain of our vertical markets:
    In our Finance vertical market, revenue grew 13% year-over-year as customers modernized their environment with a focus on security and software. In addition, gross profit increased 22% year-over-year.
    Retail revenue grew 11% year-over-year as customers relied on technology to enable automation and improve the retail experience.

Quarterly Sales by Product Mix:

  Software sales decreased by 19% year over year and accounted for 10% of net sales in the fourth quarter of 2022, compared to 11% of net sales in the fourth quarter of 2021.
  Notebook/mobility sales decreased 13% year over year and accounted for 36% of net sales in the fourth quarter of 2022, compared to 38% of net sales in the fourth quarter of 2021.
  Accessories sales increased by 5% year over year and accounted for 13% of net sales in the fourth quarter of 2022, compared to 11% of net sales in the fourth quarter of 2021.
  Desktop sales decreased by 20% year over year and accounted for 9% of net sales in the fourth quarter of 2022, compared to 10% of net sales in the fourth quarter of 2021.

Selling, general and administrative (“SG&A”) expenses increased in the fourth quarter of 2022 to $100.4 million from $95.7 million in the prior year quarter. The increase in SG&A was primarily due to an increase in cost of labor and on-going investments in resources to strengthen our sales, technical sales and services organizations. SG&A as a percentage of net sales increased to 13.7%, compared to 12.0% in the prior year quarter. The increase in SG&A as a percentage of net sales is primarily due to the decrease in net sales.

Cash and cash equivalents were $122.9 million at December 31, 2022, compared to $108.3 million at December 31, 2021.

“We continue to make investments in our infrastructure, tools, resources, and training to support the shift in our customer priorities to advanced technologies and integrated solutions,” concluded Mr. McGrath. “We are confident that we have the right team and strategic plans to continue to deliver customer value and long-term shareholder growth.”

Conference Call and Webcast

Connection will host a conference call and live web cast today, February 9, 2022 at 4:30 p.m. ET to discuss its fourth quarter financial results. For participants who would like to participate via telephone, please register here to receive the dial-in number along with a unique PIN number that is required to access the call. A web-cast of the conference call, which will be broadcast live via the Internet, and a copy of this press release, can be accessed on Connection’s website at ir.connection.com. For those unable to participate in the live call, a replay of the webcast will be available at ir.connection.com approximately 90 minutes after the completion of the call and will be accessible on the site for approximately one year.

Non-GAAP Financial Information

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measures are included to provide additional information with respect to the Company’s operating performance and earnings. Non-GAAP measures are not a substitute for GAAP measures and should be considered together with the GAAP financial measures. Our non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation to the most directly comparable GAAP measures is available in the tables at the end of this release.

About Connection

PC Connection, Inc. and its subsidiaries, dba Connection, (www.connection.com; NASDAQ: CNXN) is a Fortune 1000 company headquartered in Merrimack, NH. With offices throughout the United States, Connection delivers custom-configured computer systems overnight from its ISO 9001:2015 certified technical configuration lab at its distribution center in Wilmington, OH. In addition, the Company has over 2,500 technical certifications to ensure that it can solve the most complex issues of its customers. Connection also services international customers through its GlobalServe subsidiary, a global IT procurement and service management company. Investors and media can find more information about Connection at http://ir.connection.com.

Connection–Business Solutions (800.800.5555) is a rapid-response provider of IT products and services serving primarily the small-and medium-sized business sector. It offers more than 460,000 brand-name products through its staff of technically trained sales account managers, publications, and its website at www.connection.com.

Connection–Enterprise Solutions (561.237.3300), www.connection.com/enterprise, provides corporate technology buyers with best-in-class IT solutions, in-depth IT supply-chain expertise, and real-time access to over 460,000 products and 2,500 vendors through MarkITplace®, a proprietary next-generation, cloud-based supply chain solution. The team’s engineers, software licensing specialists, and subject matter experts help reduce the cost and complexity of buying hardware, software, and services throughout the entire IT lifecycle.

Connection–Public Sector Solutions (800.800.0019), is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, publications, and online at www.connection.com/publicsector.

Cautionary Note Regarding Forward-Looking Statements

Statements in this release, other than statements of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. You can generally identify forward-looking statements by words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “may,” “should,” “will,” or similar statements or variations of such terms, although not all forward-looking statements include such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements. Such risks and uncertainties include, but are not limited to, disruptions impacting the global supply chain; the impact of certain macroeconomic factors facing the global economy, including disruptions in the capital markets, economic sanctions and economic slowdowns or recessions, rising inflation and changing interest rates on the Company’s business; the level of business investment in information technology products; our ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company; fluctuations in operating results and the ability of the Company to manage personnel levels in response to fluctuations in revenue; the ability of the Company to hire and retain qualified sales representatives and other essential personnel; the impact of changes in accounting requirements; the impact of the COVID-19 pandemic, or other future health pandemics and any related economic downturns, on the Company’s business, operations, and the markets in which we and our partners and customers operate; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2021. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise, except as required by law.

_____________________________
[1]	Adjusted EBITDA is a non-GAAP measure. See page 10 for the definition and reconciliation.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended December 31,	2022		2021
					%
(Amounts and shares in thousands, except operating data, P/E ratio, and per share data)					Change

Operating Data:
Net sales	$732,451		$800,174		(8%)
Diluted earnings per share	$0.71		$0.85		(16%)

Gross margin	17.0%		15.9%
Operating margin	3.3%		3.9%

Inventory turns (1)	11		14
Days sales outstanding (2)	70		65

	% of		% of
Product Mix:	Net Sales		Net Sales
Notebooks/Mobility	36%		38%
Accessories	13		11
Software	10		11
Displays	9		11
Desktops	9		10
Servers/Storage	8		6
Net/Com Products	7		6
Other Hardware/Services	8		7
Total Net Sales	100%		100%

Stock Performance Indicators:
Actual shares outstanding	26,350		26,252
Total book value per share	$29.08		$26.00
Tangible book value per share	$26.11		$22.97
Closing price	$46.90		$43.13
Market capitalization	$1,235,815		$1,132,249
Trailing price/earnings ratio	13.9		16.3
LTM Adjusted EBITDA (3)	$139,298		$112,959

(1) Represents the annualized cost of goods sold for the period divided by the average inventory for the prior four-month period.
(2) Represents the trade receivable at the end of the period divided by average daily net sales for the same three-month period.
(3) Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for stock-based compensation and restructuring and other related charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended December 31,	2022		2021
	Net	Gross	Net	Gross
(amounts in thousands)	Sales	Margin	Sales	Margin

Enterprise Solutions	$334,501	14.1%	$367,291	13.7%
Business Solutions	280,700	21.4	303,479	19.1
Public Sector Solutions	117,250	14.5	129,404	14.4
Total	$732,451	17.0%	$800,174	15.9%

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands, except per share data)	2022	2021	2022	2021

Net sales	$732,451	$800,174	$3,124,996	$2,892,595
Cost of sales	608,107	673,139	2,598,819	2,428,016
Gross profit	124,344	127,035	526,177	464,579

Selling, general and administrative expenses	100,436	95,731	405,625	368,062
Income from operations	23,908	31,304	120,552	96,517

Other income/(expense), net	764	(1)	1,083	5
Income tax provision	(5,849)	(8,918)	(32,416)	(26,616)
Net income	$18,823	$22,385	$89,219	$69,906

Earnings per common share:
Basic	$0.72	$0.85	$3.40	$2.67
Diluted	$0.71	$0.85	$3.37	$2.65

Shares used in the computation of earnings per common share:
Basic	26,312	26,229	26,279	26,196
Diluted	26,478	26,372	26,443	26,364

	December 31,	December 31,
CONDENSED CONSOLIDATED BALANCE SHEETS	2022	2021
(amounts in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$122,930	$108,310
Accounts receivable, net	610,280	607,532
Inventories, net	208,682	206,555
Prepaid expenses and other current assets	11,900	10,016
Total current assets	953,792	932,413
Property and equipment, net	59,171	61,011
Right-of-use assets, net	7,558	9,579
Goodwill	73,602	73,602
Intangibles assets, net	4,648	5,868
Other assets	1,055	910
Total Assets	$1,099,826	$1,083,383

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$232,638	$281,836
Accrued payroll	24,071	30,966
Accrued expenses and other liabilities	53,808	61,830
Total current liabilities	310,517	374,632
Deferred income taxes	17,970	19,278
Operating lease liability	4,994	6,789
Other liabilities	170	211
Total Liabilities	333,651	400,910
Stockholders’ Equity:
Common stock	291	290
Additional paid-in capital	125,784	122,354
Retained earnings	686,037	605,766
Treasury stock at cost	(45,937)	(45,937)
Total Stockholders’ Equity	766,175	682,473
Total Liabilities and Stockholders’ Equity	$1,099,826	$1,083,383

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended December 31,		Years Ended December 31,
(amounts in thousands)	2022	2021	2022	2021
Cash Flows from Operating Activities:
Net income	$18,823	$22,385	$89,219	$69,906
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	2,978	3,037	11,978	12,202
Adjustments to credit losses reserve	594	1,603	3,252	3,307
Stock-based compensation expense	1,603	1,113	5,675	4,231
Deferred income taxes	(1,308)	753	(1,308)	753
Loss (gain) on disposal of fixed assets	1	(38)	17	(36)

Changes in assets and liabilities:
Accounts receivable	35,782	(24,530)	(6,000)	(2,093)
Inventories	4,634	(31,181)	(2,127)	(65,688)
Prepaid expenses and other current assets	(1,805)	1,781	(1,884)	1,421
Other non-current assets	(150)	121	(145)	435
Accounts payable	(25,788)	64,811	(49,056)	14,814
Accrued expenses and other liabilities	(16,164)	9,065	(14,732)	18,502
Net cash provided by operating activities	19,200	48,920	34,889	57,754

Cash Flows from Investing Activities:
Purchases of equipment and capitalized software	(2,102)	(3,210)	(9,077)	(10,302)
Proceeds from sale of equipment	-	69	-	69
Proceeds from life insurance	-	-	-	1,500
Net cash used in investing activities	(2,102)	(3,141)	(9,077)	(8,733)

Cash Flows from Financing Activities:
Proceeds from short-term borrowings	-	-	36,463	-
Repayment of short-term borrowings	-	-	(36,463)	-
Dividend payments	(8,948)	(26,224)	(8,948)	(34,599)
Payment of payroll taxes on stock-based compensation through shares withheld	(1,410)	(973)	(2,244)	(1,767)
Net cash used in financing activities	(10,358)	(27,197)	(11,192)	(36,366)
Increase in cash and cash equivalents	6,740	18,582	14,620	12,655
Cash and cash equivalents, beginning of period	116,190	89,728	108,310	95,655
Cash and cash equivalents, end of period	$122,930	$108,310	$122,930	$108,310

Non-cash Investing Activities:
Accrued capital expenditures	$192	$334	192	334

Supplemental Cash Flow Information:
Income taxes paid	$2,928	$865	$33,687	$21,465
Interest paid	$-	$-	$4	$-

EBITDA AND ADJUSTED EBITDA

A reconciliation of EBITDA and Adjusted EBITDA to the most directly comparable GAAP measure is detailed below. Adjusted EBITDA is defined as EBITDA (earnings before interest, taxes, depreciation and amortization) adjusted for restructuring and other charges, and stock-based compensation. Both EBITDA and Adjusted EBITDA are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either includes or excludes amounts that are not normally included or excluded in the most directly comparable measure calculated and presented in accordance with GAAP. We believe that EBITDA and Adjusted EBITDA provide helpful information with respect to our operating performance including our ability to fund our future capital expenditures and working capital requirements. Adjusted EBITDA also provides helpful information as it is the primary measure used in certain financial covenants contained in our credit agreements. When analyzing our operating performance, investors should use EBITDA and Adjusted EBITDA in addition to, and not as alternatives for Net income or any other performance measure presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to other similar titled measures of other companies.
(amounts in thousands)	Three Months Ended December 31,			Years Ended December 31, (1)
	2022	2021	% Change	2022	2021	% Change
Net income	$18,823	$22,385	(16%)	$89,219	$69,906	28%
Depreciation and amortization	2,978	3,037	(2%)	11,978	12,202	(2%)
Income tax expense	5,849	8,918	(34%)	32,416	26,616	22%
Interest expense	-	4	100%	10	4	150%
EBITDA	27,650	34,344	(19%)	133,623	108,728	23%
Stock-based compensation	1,603	1,113	44%	5,675	4,231	34%
Adjusted EBITDA	$29,253	$35,457	(17%)	$139,298	$112,959	23%

(1) LTM: Last twelve months

Contacts

Investor Relations Contact:
Thomas Baker, 603.683.2505
Senior Vice President, CFO, and Treasurer
tom@connection.com